Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-170194, 333-185718, 333-207568 on Form S-8 and Registration Statement No. 333-215115 on Form S-3 of our reports dated March 16, 2018, relating to the consolidated financial statements of The KeyW Holding Corporation and subsidiaries and the effectiveness of The KeyW Holding Corporation and subsidiaries' internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of The KeyW Holding Corporation and subsidiaries' internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of The KeyW Holding Corporation and subsidiaries for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland
March 16, 2018